Exhibit 99.1

SS Innovations Expands Global Opportunity with Regulatory Approval of the SSi Mantra Surgical Robotic System in Colombia, Oman, Sri Lanka and Kenya

Fort Lauderdale, FL – March 30, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company has received regulatory approval for the SSi Mantra surgical robotic system (the “SSi Mantra”), for multiple indications in Colombia, Oman, Sri Lanka and Kenya.

The Company received regulatory approval for the SSi Mantra from the Instituto Nacional de Vigilancia de Medicamentos y Alimentos (“INVIMA”) in Colombia in November 2025, from the Directorate General of Pharmaceutical Affairs and Drug Control (“DGPA&DC”) in Oman in November 2025, from the National Medicines Regulatory Authority (“NMRA”) in Sri Lanka in January 2026, and from the Pharmacy and Poisons Board (“PPB”) in Kenya in January 2026. SS Innovations believes that it is favorably positioned to address these underpenetrated markets given the SSi Mantra’s cost advantages combined with its advanced technology, differentiated features, ease of training, and user-friendliness.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We continue to expand SS Innovations’ global opportunity with an eye on democratizing access to cutting-edge robotic surgery for patients in underserved regions of the world. Over the past few months, our advanced, cost-efficient SSi Mantra surgical robotic system has received regulatory approval in Colombia, Oman, Sri Lanka, and Kenya. We are committed to decentralizing excellence in surgical robotic care in these new jurisdictions, among others, while pursuing the established United States and Europe Union markets. We anticipate that the U.S. Food and Drug Administration will complete its review of our 510(k) premarket notification for the SSi Mantra by mid-2026. Separately, we continue along the pathway towards a European Union CE marking certification for the SSi Mantra, which we believe we can obtain in 2026.”

To date, the SSi Mantra has been granted regulatory approval in eleven countries, including India and the following:

●	Colombia	●	Oman
●	Ecuador	●	Philippines
●	Guatemala	●	Sri Lanka
●	Indonesia	●	Ukraine
●	Kenya	●	United Arab Emirates

As of December 31, 2025, the SSi Mantra cumulative installed base totaled 168 across ten countries and cumulative surgeries reached 7,885, including 390 cardiac procedures and 121 pediatric surgeries.

To date, more than 150 telesurgeries have been performed with the SSi Mantra.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of robotic surgical procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. The optional SSi MantrAsana Tele Surgeon Console is a portable, compact alternative to the SSi Mantra’s standard surgeon command center that provides equivalent control functionality while enabling enhanced portability, ergonomic flexibility, and telesurgery capability. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery, and 5mm instruments for the pediatric population and ENT surgeries. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com